Employment Agreement

This Employment Agreement (“Agreement”) is made as of the 25th day of January, 2012, between Ener1, Inc., a Florida corporation (the “Company”), and Alex Sorokin and Company, LLC (dba Sorokin and Associates) for the services of Alex Sorokin (collectively the “Executive”).

Whereas, the Executive is serving as Chief Executive Officer of the Company and the Company desires to retain the benefit of the Executive’s skill, knowledge and experience in order to insure the continued successful operation of its business and that of its operating subsidiaries, and to complete the financial restructuring which the Executive has been managing,  and the Executive desires to render services to the Company;

Whereas, the Company has determined that it is in the Company’s best interest and that of its stakeholders to secure the services of the Executive and to provide the Executive certain additional benefits; and

Whereas, the Executive and the Company desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company;

Now, Therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.  The term of this Agreement shall extend from the date first above written above until a period to be determined by the Company and the Executive by mutual agreement, provided, however, if the Company files a case under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101 et seq., then the minimum term of this Agreement shall be for a period equal to the lesser of (i) 90 days after confirmation of the plan of reorganization of the Company for the Chapter 11 case (the “Plan”) or (ii) 150 days after the date of filing the Chapter 11 case  (the “Term”), subject, however, to earlier termination in accordance with Section 4 hereof.  Should either party seek to terminate this Agreement during the Term (other than under Section 4 hereof), the terminating party shall provide the other party with at least thirty (30) days’ written notice of such termination, provided that the Term and this Agreement shall automatically terminate on the 150th day after the date of filing the Chapter 11 case unless the parties mutually agree in writing otherwise.

2. Position and Duties.  The Executive shall serve as the Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Company, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time.

3. Compensation and Related Matters.

(a) Base Compensation.  The Executive shall be paid a monthly fee of $75,000.00  to be paid semimonthly without rendering any invoice.

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(b) Bonuses.  The Company (i) shall pay Executive $700,000.00 subject to confirmation of the Plan.; if payable, such amount shall be paid in a lump sum at a mutually agreed upon payment date, provided that such payment date shall not be later than 30 calendar days after the date of confirmation of the Plan; and (ii) shall pay Executive $250,000.00 subject to the Executive’s successful completion of an organizational restructuring of the Company, based on the objectives listed on Exhibit A to this Agreement, with the completion of such restructuring and attainment of the objectives on Exhibit A occurring within the earlier of (x) 90 days after the date of confirmation of the Plan or (y) 150 days after the date of filing the Chapter 11 case (the “Performance Period”).  The Company and the Executive shall determine in good faith whether or not the restructuring and the attainment of the objectives on Exhibit A have occurred within the Performance Period.  If payable, the $250,000 shall be paid by the Company to the Executive not later than 45 days after the Performance Period. These bonuses are in lieu of any severance that Executive may otherwise be entitled to under the Company’s policies or practice.

(c) Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Vacations.  The Executive shall be entitled to paid vacation days in each calendar year in accordance with the Company’s then current vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its employees generally.

4. Termination.  The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability.  The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12−month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician reasonably selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate, to the extent practicable, with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law, rule or regulation, including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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(c) Termination by Company for Cause.  At any time during the Term, subject to the remainder of this Section 4(c), the Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) a willful act of dishonesty by the Executive with respect to any matter involving the Company or any subsidiary or affiliate, or (ii) conviction of the Executive of a crime involving moral turpitude, or (iii) the gross or willful failure by the Executive to substantially perform the Executive’s duties with the Company; or (iv) a material breach of this Agreement, the Confidentiality Agreement or the Inventions Agreement; or (v) the willful or intentional engaging by the Executive in conduct within the scope of the Executive’s employment that causes injury, monetarily or otherwise, to the Company.  Notwithstanding the foregoing, Company shall not be permitted to terminate Executive’s employment hereunder for reasons pertaining to Cause as is set forth in any of Section 4(c)(iii), Section 4(c)(iv) and/or Section 4(c)(v), unless and until such Cause exists and remains uncured for a period of at least 30 days after a written demand for substantial performance is received by the Executive from the Board which specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive’s duties. For purposes of Section 4(c)(i), Section 4(c)(iii) and Section 4(c)(v) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company and its subsidiaries and affiliates.

5. Compensation Upon Termination.

(a) Termination Generally.  If the Executive’s employment with the Company is terminated for any reason during the Term, with the exception of a termination for Cause as set forth above, the Company shall pay to Executive any base compensation, as defined in Section 3(a) hereof, accrued during the thirty (30) day notice period, as well as pay to the Executive any earned and unpaid Bonuses pursuant to Section 3(b) hereof and any unpaid expense reimbursements.  Within three (3) business days of the Company paying all earned and unpaid amounts payable under Sections 3(a) and 3(b) hereof, the Company and the Executive shall execute and deliver a mutual general release of claims in form and substance reasonably satisfactory to the Company and the Executive including, but not limited to, a release of any and all claims arising out of this Agreement (other than Sections 6(b) and 6(e) hereof)  and the Executive's employment relationship with the Company.

6. Covenants.

(a) Litigation and Regulatory Cooperation.  During  the Term, the Executive shall reasonably cooperate at no out-of-pocket expense with the Company and all of its subsidiaries and affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future claims or actions which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s cooperation as identified above in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During the Term, the Executive also shall reasonably cooperate at no out-of-pocket expense with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any and all out-of-pocket expenses that are incurred in connection with the Executive’s performance of obligations pursuant to this Section after receipt of documentation evidencing such expenditure(s).  If Litigation and Regulatory Cooperation is required after the completion of the Term, Executive will reasonably cooperate; however, Executive will be paid $500 per hour for time incurred and reimbursed for reasonable out of pocket expenses.  Executive will submit invoices for these services which will be payable upon receipt.

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(b) Disparagement.  During and after the Term for a period of 30 months, the parties hereunder agree not to make any disparaging statements concerning the other or any of their respective subsidiaries, assigns, spouses, heirs, companies, affiliates or current or former officers, directors, shareholders, employees or agents (collectively, “Non-Disparagement Parties”). The parties further agree not to take any actions or conduct themselves in any way that would reasonably be expected to affect adversely the reputation or good will of the other party or any of their respective Non-Disparagement Parties. The parties further agree that neither of them shall voluntarily provide information to or otherwise cooperate with any other individual or other entity that is contemplating or pursuing litigation against any of the other party or any of their respective Non-Disparagement Parties; provided, however, that any party may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC, SEC or any other applicable government agency or any litigation or proceeding between them. These nondisparagement obligations shall not in any way affect the parties’ obligation to testify truthfully in any legal proceeding. Notwithstanding the foregoing, this Section 6(b) shall not prevent either party from seeking to enforce in good faith any of its rights under this Agreement.

(c) Inventions Agreement and Confidentiality Agreement. In consideration for the Company’s undertakings under this Agreement, the Executive has and will execute and abide by the terms of the Inventions Agreement and the Confidentiality Agreement, which are appended hereto and the terms of which are incorporated by reference. The Executive acknowledges that the terms of the Inventions Agreement and the Confidentiality Agreement are reasonable and necessary to safeguard confidential information and inventions and to protect the Company’s goodwill with its customers and that the terms of the Inventions Agreement and the Confidentiality Agreement are reasonable in duration and geographic scope, given the worldwide nature of the Company’s business.

(d) Return of Property.  As soon as possible in connection with any termination of the Executive’s employment under this Agreement, the Executive shall return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of computer data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). The Executive shall also commit to deleting and finally purging, to the extent possible, any duplicates of files or documents that may contain Company information from any computer or other device that remains the Executive’s property after the date of termination of the Executive’s employment.

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(e) Indemnification.  The Executive shall be indemnified by the Company against those claims, sums, amounts, damages, actions or matters arising in connection with the Executive’s status as an employee, officer, director or agent of the Company, in accordance with the Company’s indemnity policies for its senior executives, subject to applicable law.  Executive shall be a named party on any directors and officers insurance or tail policy that is currently in effect, as well as on any new policy that may be obtained for directors and officers of the Company, its predecessors and successors.

(f) Survival.  Notwithstanding anything herein to the contrary, this Section shall survive indefinitely the termination of the Executive’s employment and/or the termination or expiration of this Agreement.

7. Settlement and Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of New York by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in New York, New York. Such arbitration shall be conducted in New York, New York in accordance with the Employment Dispute Resolutions Rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 7. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. This Section shall be specifically enforceable. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7.  The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs that may be incurred in connection with the enforcement of this Agreement, including without limitation any arbitration commenced pursuant to this Section 7.

8. Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce the terms of Section 7 or any other provision of this Agreement, the parties hereby consent to and designate the jurisdiction and venue of New York, New York as being proper and appropriate (“New York Courts”).  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) waives, and agrees not to plead or to make, any claim that any such action or proceeding brought in New York Courts has been brought in an improper or inconvenient forum; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9. Integration.  This Agreement, together with Exhibit A, the Inventions Agreement and the Confidentiality Agreement, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.  In the event of a conflict among this Agreement, the Inventions Agreement and the Confidentiality Agreement, the following shall be the order of  control: this Agreement, then Inventions Agreement, then the Confidentiality Agreement.  Neither the Inventions Agreement or Confidentiality Agreement shall be modified without the written consent and approval of the Executive.

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10. Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Successor to the Executive.  This Agreement and the rights of the Executive hereunder are personal to the Executive and are not, without the prior written consent of the Company, assignable by the Executive. This Agreement shall inure for the benefit (and not burden) of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

12. Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction or by an arbitrator, the court or arbitrator (as applicable) shall limit the application of such portion or provision and proceed to enforce the Agreement as so limited or modified. Consequently, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient only if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its office at 8740 Hague Road, Indianapolis, IN (or such other address as is provided by the Company), attention to the General Counsel.

15. Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16. Governing Law.  This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State.

17. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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18. Successor to Company.  The Company may unilaterally assign this Agreement to a related entity, a successor, or an assign. The Company, however, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

19. Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

20. Representation by Counsel.  The Company and the Executive each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived.

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In Witness Whereof, the parties have executed this Employment Agreement effective on the date and year first above written.

Ener1, Inc.

By:	/s/ Thomas Snyder
Printed:	Thomas Snyder
Title:	Chairman

“Executive”

/s/ Alex Sorokin
Alex Sorokin
Personally and on behalf of
Alex Sorokin and Company, LLC

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Exhibit A

Business Restructuring Objectives

1.      Development of a sales and marketing plan for Enerdel, Emerging Power and Ener1 Korea.

2.      Development of Enerdel project budgets and financial reporting.

3.      Development of an effective project management process at Enerdel, including financial, engineering resource, procurement and project completion controls.

4.      Implementation of the facilities plan, including preparation of Mt. Comfort and relocating from Noblesville.

5.      Development and implementation of Enerdel’s engineering and senior management staffing plan, retaining key current employees.

6.      Attaining key project objectives for FSK1,2,3; Volvo; Van Hool contracts. Signing BAE contract.

7.      Development of an Enerdel cell manufacturing plan and obtaining necessary funding.

8.      Development of a process to meet financial reporting requirements as required by the restructuring agreements, including, but not limited to, the Equity Commitment Agreement and New Notes Loan Agreement.

9.     Assistance with transitioning to a permanent Chief Executive Officer of the Company.

10.   Substantially initiating Fresh Start Accounting.

11.   Ensuring the Company’s compliance with the budget stipulated in the restructuring plan.

12.   Disposing of Company non-core assets.

Exhibit A

Exhibit B

Inventions Agreement

Exhibit B

Exhibit C

Confidentiality Agreement

Exhibit C